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                                                            EXHIBIT 15.01


                          [ARTHUR ANDERSEN LLP LGO]



                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Wabash National Corporation:

We have reviewed the condensed consolidated balance sheets of WABASH NATIONAL CORPORATION (a Delaware Corporation) and subsidiaries as of September 30, 1996, and the related condensed consolidated statements of income for the three-month and nine-month periods ended September 30, 1996 and 1995, and the condensed consolidated statements of cash flows for the nine-month periods ended September 30, 1996 and 1995. These financial statements are the responsiblity of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Wabash National Corporation and subsidiaries as of December 31, 1995 (not presented herein) and, in our report dated January 19, 1996, we expressed an unqualified opinion on that statement. In our opinion, the information set forth in the condensed consolidated balance sheet of Wabash National Corporation and subsidiaries as of December 31, 1995 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

                                        /s/ Arthur Andersen LLP
                                        -----------------------
                                            Arthur Andersen LLP

Indianapolis, Indiana
October 11, 1996